Exhibit 3.71

CERTIFICATE OF FORMATION

OF

METROPCS TEXAS, LLC

This Certificate of Formation of MetroPCS Texas, LLC (the “Company”), dated as of February 11, 2005, is being executed by the undersigned for the purpose of forming a limited liability company pursuant to the Delaware Limited Liability Company Act (the “Act”).

1.	The name of the limited liability company formed hereby is MetroPCS Texas, LLC.

2.	The address of the registered office of the Company in the State of Delaware is c/o Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

3.

The name and address of the registered agent for service of process on the Company in the State of Delaware is Corporation Service Company, 2711 Centerville Road, Suite 400, Wilmington, Delaware 19808.

IN WITNESS WHEREOF, the undersigned, as an authorized person, has executed this Certificate of Formation as of the date first above written.

By:	/s/ Mark A. Stachiw
	Name:	Mark A. Stachiw
	Title:	Vice President, General Counsel and Secretary